Personal Labor Contract

Prepared and Signed on December 12, 2012

Between

InterCure Ltd.

Domiciled at 16 Hatidhar Street, Ra'anana

C/O: CFO Direct Ltd.

(Hereinafter: "the Company")

As One Party;

And

Mr. Omri Batzir

I.D. No. 036147718

Domiciled at 136 Nahal Habessor Street, Kfar Yona

(Hereinafter: "the Employee")

As the Other Party;

Whereas:	The Company is a public company engaged in developing, manufacturing and marketing medical devices;

Whereas:	The Company wishes to hire the Employee in the position detailed in Appendix A to this Agreement (hereinafter: "the Position") based on his representations that he has the knowledge, experience and skills needed to fill the Position with the highest degree of professionalism and competence;

Whereas:	The Parties wish to determine the Employee's terms of employment in the Company in the context of a special personal labor contract, all under the conditions specified below;

Whereby it was Agreed and Conditioned between the Parties as follows:

1.	General

1.1	The preamble to this Agreement is an integral part thereof.

1.2	The section headings in this Agreement are used for orientation purposes only and are not to be used for interpreting the Agreement.

1.3	The use of masculine also refers to feminine.

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2.	The Agreement's unique nature

2.1	This Agreement is a personal labor contract and the Employee's employment terms shall be as prescribed in this Agreement only, which alone determines the entirety of conditions and provisions applicable to the Employee's employment by the Company and exhausts all the Employee's employment terms, by virtue of any source whatsoever, and no other agreement terms of any kind whatsoever will apply to the Employee, including a collective, general or special agreement and/or arrangement, or any other existing or future procedure or practice between the Company and its employees; unless otherwise explicitly stated in this Agreement and according to applicable law.

2.2	This Agreement supersedes and cancels any verbal or written agreement, presentation, negotiation, undertaking and/or memorandum which had existed and/or had been exchanged between the Parties prior to signing this Agreement. It is hereby clarified that the Employee will not be entitled to any payment, remuneration, grant, social provision, reimbursement of expenses, right and/or benefit that are not explicitly specified in this Agreement.

3.	The Employee's duties

3.1	In his capacity, the Employee will perform all the tasks assigned to him from time to time by the Company's CEO and the Employee's direct supervisor, as determined from time to time, all in favor of the Company and for promoting its business.

3.2	The Employee will obey the instructions of the Company and his superiors that pertain to the manner of performing his work, work procedures, dress code, discipline and behavior as determined by the Company.

3.3	The Employee will perform his work from anywhere in Israel and the Company will be entitled to change the location of the work from time to time without it being considered a worsening of employment terms.

3.4	The Employee will fulfill his Position with loyalty, dedication and using his best skills and competence.

3.5	The Employee will not receive any payment or other benefit from a third party in direct or indirect connection with his work.

3.6	The Employee hereby undertakes to notify the Company, immediately and without delay, of any issue or matter in which he has a personal interest and/or which are liable to create a conflict of interests with his Position.

3.7	Throughout the period of this Agreement, the Employee will not engage in any other work, whether with another employer or independently, in any form whatsoever, and/or fulfill any other position in any entity or by himself, whether paid or not, directly or indirectly, unless the Company grants its consent in writing and in advance and subject to the terms of such consent. Without qualifying the aforementioned, the Employee has a stake in a private partnership which provides financial services. The Employee may invest time in such stake during his free time and up to ten hours a week.

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3.8	The Employee undertakes to use the email box and computer means provided to him by the Company, if and to the extent that his Position so requires and at the Company's discretion, only for the purpose of performing his work and in his Position and he is aware and agrees that the Company may hold inspections at the Company's premises and of its computers, including the email communications in the email box provided to him by the Company and the use of the internet and the contents thereof. For the removal of doubt it is hereby clarified that the inspection findings will be exclusively owned by the Company. Without derogating from the aforesaid, in any event of termination of the Employee's employment in the Company for whatever reason, the Company will be entitled to read any incoming email in the Employee's allocated email box in order to assure the continuity of the Employee's Position.

3.9	The Employee hereby declares that there is no legal, medical, contractual or other impediment for his engagement in this Agreement, that he is not a party to any obligation or agreement which contradict the provisions of this Agreement, and all the implications thereof, including with his previous employers, and that in the context of his employment in the Company he will not use any information that contradicts the provisions of any agreement or obligation.

3.10	The Employee undertakes to act on behalf of the Company only in complete conjunction with the authorities granted to him according to the law and in writing and not to make any presentations and/or representations and/or undertakings and/or agreements and/or waivers, unless he is explicitly authorized to do so in writing.

3.11	The Employee undertakes that during the period of his employment in the Company and thereafter he will not assist in any civil claim filed against the Company and/or its related entities, unless his assistance is required by law, and also undertakes to assist the Company, at its request, in any reasonable manner, in any claim and/or other proceeding in which the Company is involved.

4.	The period of the Agreement

4.1	The period of the Agreement is not fixed and may be terminated at any time as detailed in this section below.

4.2	Each Party will be able to terminate this Agreement at any time and for whatever reason by providing an advance written notice of two (2) months (hereinafter: "the Advance Notice").

4.3	The Company has the right not to use the Advance Notice period, in whole or in part. The Company may sever the work relations with the Employee at any date prior to the Advance Notice period and pay the Employee the salary for the relative portion of the Advance Notice period in which his work is not performed. The payment will be based on the salary and the Company's provisions for executive insurance and/or pension fund, as applicable, only.

4.4	Notwithstanding the aforementioned, the Company may terminate the Employee's employment immediately without providing the Advance Notice if the circumstances underlying the termination are as prescribed in Israeli law for denying an employee's severance pay, in whole or in part, including in the following circumstances: (a) committing severe negligence or causing intentional damage to the Company or its property, (b) violating the Employee's duty of confidentiality and/or non-competition toward the Company as discussed in section 7 to this Agreement, (c) committing a severe disciplinary violation by the Employee, including disloyalty and/or dishonesty toward the Company, violent behavior or sexual harassment.

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4.5	The aforementioned in section 4.4 above does not derogate from any remedy to which the Company may be entitled by virtue of any law and/or agreement.

4.6	If the Employee ceases to be an employee of the Company for whatever reason, he will return to the Company, on the date of severing relations with the Company, and without any lien, any equipment received from the Company in connection with his work, including the Company car with all the related documents and keys (if any), mobile phone (if any), software, copies of software and/or software sections, original programs, data files, passwords, serial numbers, hardware equipment and all written and/or printed and/or recorded and/or typed materials including documents, notebooks, working papers, instruction documents, computer documents, reports, analyses, summations, notes, various forms and receipts, invoices, orders, checks, vouchers etc. whether complete or blank, whether issued by the Company or by others to the Company and all other materials and/or property owned by the Company.

4.7	The Company will be entitled to require the Employee to return any equipment which had been placed at his disposal, as stated in section 4.6 above, at its sole discretion, even if the Employee continues to work at the Company and without derogating from the aforesaid, in any event of termination of the Employee's employment at the Company for whatever reason, the Employee undertakes to return to the Company any equipment, information, documents and computer files placed at his disposal.

4.8	During the Advance Notice period in the case of dismissal or resignation, as applicable, the Employee undertakes to do all that is necessary, at the Company's instruction, to allow the organized transfer of his Position to his substitute or replacement or anyone else as instructed by the Company and to deliver to the Company all the documents, information and other materials which had reached him or had been prepared by him in connection with his work until the termination of work.

5.	Work hours

5.1	The Employee will work full time at 43 hours a week. The Employee's standard work hours will be from 8 am to 5 pm, including a lunch break as customary in the Company, from Sunday to Thursday. The Company may change the work hours from time to time.

5.2	Since the Employee's Position requires working overtime and working on the weekly day of rest and on holidays and subject to the actual performance of such work hours, it is agreed that instead of receiving payment for the individual hours based on time reports, in addition to the base salary and for work hours performed by the Employee on average in excess of the standard work hours at the Company, the Employee will receive a monthly global increment as detailed in Appendix B to this Agreement (hereinafter: "the Global Increment") to be determined based on a joint assessment of the Parties of the scope of work hours performed by the Employee each month on average in excess of his standard work hours.

5.3	It is agreed that the Employee will not be entitled to an additional increment for working on days of rest, holidays and for working in excess of standard work hours as above and that the Global Increment as discussed in Appendix B herein embodies all the Employee's rights in this respect.

The Employee hereby waives any argument and/or demand and/or claim against the Company for any other or additional remuneration for work that he will perform in excess of standard work hours and standard work days beyond the Global Increment.

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6.	Salary and related benefits

6.1	In return for fulfilling his Position and all his other duties according to this Agreement, the Employee will receive a global salary as detailed in Appendix A to this Agreement (hereinafter: "the Salary"), which specifies the salary and other benefits which the Employee will receive and which represents a notice of the Employee's employment terms based on the Employee Notification Law, 2002. It is hereby clarified that the Salary constitutes a gross overall salary and the Employee will not be entitled to any additional payment and/or benefit other than the Salary, unless explicitly stated otherwise in this Agreement and in Appendix A hereto.

6.2	The Salary will be paid no later than the ninth of each month for the previous month and after the deduction of taxes, social benefits and other mandatory fees applicable to the Employee and payments that are deducted at the Employee's consent.

6.3	The Parties agree that effective from the date of this agreement, the Parties will adopt the general approval of employers' contributions to pension funds and insurance funds instead of severance pay according to Article 14 to the Law, as issued in the official records No. 4659 of June 30, 1998, hereby attached to the labor contract as Appendix C, which will apply during the Employee's employment term from the date of this agreement onwards.

7.	Confidentiality, intellectual property and non-competition

The Employee undertakes to honor and execute all the obligations and restrictions applicable to him according to the agreement for maintaining confidentiality and intellectual property and for the assignment of rights in connection with inventions hereby attached as Appendix B as an integral part of this Agreement. In return for the Employee's undertakings, he will be entitled to special remuneration included in his Salary, as specified in Appendix A herein, which the Employee confirms constitutes an adequate remuneration for said undertakings.

8.	Miscellaneous

8.1	Any change and/or addition to the Employee's employment terms as opposed to the terms described herein will be carried out in writing and with the signatures of both Parties otherwise they will have no substantial, evidentiary and/or other validity.

8.2	The taxes and levies which the Company is legally required to deduct will be deducted from all the payments, rights and benefits to which the Employee is entitled pursuant to this Agreement, at the Employee's expense.

8.3	The Employee undertakes to maintain the contents of this Agreement in absolute confidentiality, including with respect to other Company employees.

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8.4	The Employee represents that all the rights, payments and benefits to which he had been entitled according to agreements reached with the Company prior to the date of engaging in this Agreement have been granted to him, paid to him and provided on his behalf and that he has no arguments and/or demands and/or claims against the Company in connection with the aforesaid. Any rights and benefits that are included in this Agreement and that had not been granted and/or paid to the Employee in the past are rights and benefits to which the Employee will be entitled only from the date of signing this Agreement thereafter and he waives any claim and argument regarding these rights for the period prior to the date of signing this Agreement.

8.5	The Company will be entitled to assign this Agreement to any subsidiary that is wholly controlled by it provided that the Employee's terms of employment are not adversely affected.

8.6	If it is established by an authorized instance that any of the provisions of this contract cannot be enforced and/or have no validity for whatever reason, this will not impair and/or cancel the validity of the other provisions of this contract.

8.7	Any right that is not exercised by the Company does not constitute a waiver of such right.

8.8	The Parties hereby establish their addresses for the purposes of this contract as stated in the preamble to this contract and any notice delivered by one party to another by registered mail will be viewed as if it had reached its destination four business days from the date of delivery by registered mail or upon delivery if delivered in person.

8.9	The Parties hereby represent that they have reviewed this contract with great care, understood its contents and signed it at their own free will.

In Witness whereof, the Parties hereby provide their Signatures:

/s/ Ronen Twito	/s/ Omri Batzir
The Company	The Employee

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Appendix A

Definition of Position and Remuneration and Employment Terms

(In accordance with the Employee Notification Law (Employment Terms), 2002)

1.	Employer's identity

InterCure Ltd.
(Hereinafter: "the Company")

2.	Position

Comptroller and in charge of finances

3.	Employee's identity

Name: Omri Batzir
I.D. No. 036147718
Domicile: 136 Nahal Habessor Street, Kfar Yona
(Hereinafter: "the Employee")

4.	Employment period

8.10	Date of commencement of work: December 2, 2012
8.11	Employment contract for an indefinite period

5.	Position description

The Employee's main duties will consist of the following:

The Company's comptroller and in charge of finances, his responsibilities include financial reporting, ISOX, risk management, treasury, working with Government authorities such as the tax authorities and Securities Authority, capital raising and other tasks and duties as imposed on the Employee by his direct supervisor from time to time.

6.	The Employee's direct supervisor

Mr. Ronen Twito

7.	The scope of position, salary and payment dates

7.1	The scope of the Employee's work: full time

7.2	In return for his work, the Employee will receive a gross monthly salary of NIS 12,000 (hereinafter: "the Salary").

In addition, as specified in the labor contract, the Employee will receive a Global Increment for overtime in a gross total of NIS 4,000 a month.

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7.3	The Salary will be linked to the Israeli Consumer Price Index (hereinafter: "the CPI") according to the known CPI on the date of signing of the labor contract, calculated every six months. If the CPI on the date of calculation is lower than the base CPI (negative index), there will be no update in Salary, The Salary will be delivered to the Employee by the ninth of each month.

7.4	The Employee is aware of and consents to receiving the recreation pay to which he is entitled after one year of employment based on the scope of Position in two equal installments in the June and December salaries of each year rather than at each employment year end. In respect of part of a year of employment, the Employee will receive partial recreation pay.

8.	Grants

8.1	The Company reserves the right to provide, at its exclusive discretion, grants (bonuses) or other benefits from time to time. It is agreed that since such grants are awarded to the Employee as incentives for reaching certain milestones and for increasing the Company's turnover, they will not be considered as part of the Salary and will not be taken into account in any salary-contingent payment, including severance pay and/or in calculating hourly rates and/or the Employee's social benefits (executive insurance, advanced study fund, vacation days etc.). The bonuses are subject to the Company's discretion and may be updated from time to time.

8.2	The Company may determine the key used to calculate and pay the bonuses to the Employee at its exclusive discretion and at any time and the Employee hereby definitively, completely and irrevocably waives any claim or argument regarding worsening of employment terms due to the update of the bonus calculation key or tariff as discussed above.

8.3	Taxes and other mandatory payments required by law will be deducted from said grants.

9.	Work week/day duration

9.1	The Employee's work week will consist of five days.

9.2	The Employee's work day will consist of 8.6 hours.

9.3	The Employee's weekly day of rest will be Saturday.

10.	Options

10.1	On the date of inception of the Agreement, subject to the approval of the Company's Board of Directors, the Company will allocate to the Employee 100,000 options that are exercisable into Ordinary shares of the Company with no par value (hereinafter: "the Options").

10.2	The Options will be subject to the terms of the Company's employee option plan under the 102 capital track and deposited with a trustee.

10.3	The Options will vest over a period of three years from the date of grant in equal quarterly tranches (namely, each quarter, 1/12 of the Options will vest whereby quarter options will be rounded up as long as the total Options do not exceed 100,000).

10.4	Each Option will be exercisable into one Ordinary share of the Company with no par value in return for an exercise price of NIS 0.54.

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11.	Social benefits

Starting from the date of signing this Agreement, the Company will insure the Employee under a pension insurance plan and the Company and the Employee will each contribute to an executive insurance policy and/or pension fund (hereinafter: "the Policy(s)") at the Employee's choice, in the following format and subject to the relevant directives of the Income Tax Commission:

11.1	If the Employee is insured in a pension fund: 5.5% of the Salary for compensation contributed by the Employee, 6% of the Salary for compensation, 6% for severance pay and 2 1/3% as supplementary severance pay contributed by the Company.

11.2	If the Employee is insured in an executive insurance policy: 5% of the Salary for compensation contributed by the Employee, provided that the Employee also contributes 5% of the Salary to the insurance company for this purpose and allows the Company to deduct this 5% from his Salary. The Company will contribute 8 1/3% of the Salary for severance pay and 2.5% of the Salary for a disability pension or a certain rate that will entitle the Employee to 75% of the Salary, whichever is lower, this for the purpose of the Employee's occupational disability insurance.

11.3	The Company will contribute about 7.5% of the Salary for and on behalf of the Employee for an advanced study fund that is recognized for tax purposes, subject to deducting 2.5% of the Employee's Salary whereby in the first year of the Agreement, the provision will be limited to the maximum amount recognized for income tax purposes and starting from the second year the Company will provide 7.5% for the advanced study fund without a maximum limitation and the Employee will have the choice between contributing the surplus of the maximum to the fund or receiving it as part of the monthly Salary.

11.4	To the extent that the Employee requests a combined insurance policy, the Employee will notify the Company which part of the Salary will be insured in an executive insurance policy and which part will be insured in a pension fund. The Employee will be entitled to change his choice from time to time subject to the rules of the pension fund and executive insurance policy. It is hereby emphasized that the part of the Salary that is insured in an executive insurance policy collectively with the part of the Salary that is insured in the pension fund cannot exceed the Employee's Salary.

11.5	In any event of termination of employer-employee relations, other than as described in section 11.1 above, the Company will release all the amounts accrued in respect of the Employee in said Policies.

11.6	The Parties agree that starting from the date of signing this Agreement, all the payments contributed by the Company to the relevant Policies will replace the severance pay owed by the Company to the Employee or his survivors in respect of the Salary from which such payments were made and for the period in which they were made (hereinafter: "the Exempt Salary") and the Employee hereby consents to this pursuant to Article 14 to the Severance Pay Law, 1963 (hereinafter: "the Law"). The Parties hereby adopt the general approval of employers' contributions to pension funds and insurance funds instead of severance pay according to Article 14 to the Law, as issued in the official records No. 4659 of June 30, 1998, hereby attached to the labor contract as Appendix C.

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11.7	The Company hereby waives any right to reimbursement of funds from contributions to the executive insurance policy, unless the Employee's right to severance pay is denied pursuant to Article 16 or 17 to the Law or if the Employee has withdrawn funds from the executive insurance policy not by way of qualifying event ("qualifying event" constitutes death, disability or retirement at 60 or older).

12.	Mobile phone

12.1	The Employee will receive a mobile phone to be used for work purposes based on the Company's procedures. The Company will bear the fixed and variable costs of use of the phone. The Company will be entitled at all times to set a ceiling of variable phone related costs and will bear such costs up to said ceiling. The Employee shall bear all costs in excess of the ceiling and hereby grants the Company an irrevocable license to deduct any amounts in respect of the mobile phone in excess of the ceiling from his monthly Salary. The Company will also deduct the tax applicable to this benefit from the Employee's Salary.

12.2	The mobile phone device and line will be owned by the Company. Upon termination of employer-employee relations between the Parties, the Employee will return the phone to the Company without any lien.

13.	Vehicle

13.1	The Company will provide the Employee a type 2 leased vehicle, at his choosing.

13.2	The Company will bear the ongoing vehicle costs as follows:

(a)	Mandatory and third party car insurance (covered by the leasing agreement)
(b)	Vehicle license (covered by the leasing agreement)
(c)	Gas
(d)	Vehicle repairs (covered by the leasing agreement)
(e)	Parking expenses in the line of duty

13.3	All other expenses, excluding vehicle related expenses, will be borne by the Employee and the amounts deducted from the monthly Salary.

13.4	The Employee will bear all tax expenses relating to the value of the monthly use of the vehicle by the Employee based on the relevant income tax directives (hereinafter: "the Value of Use of the Vehicle") by carrying the Value of Use of the Vehicle in the Employee's monthly Salary in an amount equivalent to said costs.

13.5	The Employee hereby represents that he has thoroughly read the agreement between the Company and the leasing company (hereinafter: "the Leasing Agreement") and by signing the Leasing Agreement he assumes upon himself all the Company's obligations toward the leasing company regarding the use, maintenance, safekeeping and operation of the vehicle.

13.6	If and to the extent that the leasing company demands any compensation of any type for the Employee's illegal and/or unreasonable and/or negligent use of the vehicle, the Company will deliver this demand to the Employee and the latter will be able to defend himself against such demand, at his expense. Any amount demanded by the leasing company, whether the Employee chooses to defend himself against it or not, will be borne by the Employee.

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13.7	The Parties agree that the Employee will not be entitled to travel expenses in excess of what is specified in this Agreement.

13.8	The Employee will bear all expenses relating to legal violations arising from the use of the vehicle and will indemnify and/or compensate the Company immediately upon demand for any expenses involving legal violations, including legal proceedings and/or court fees.

13.9	The Employee will provide the vehicle to the Company for any repair and/or maintenance and/or use by the Company.

13.10	The Employee will return the vehicle to the Company in working condition immediately upon termination of the employer-employee relations between the Parties for whatever reason. Under no circumstances will the vehicle be used as a lien in the hands of the Employee.

14.	Annual vacation

The Employee is entitled to 17 vacation days a year in accordance with the provisions of the Annual Vacation Law, 1951. Vacation days may be accrued by law but in any event the Employee may not accrue vacation days beyond two years. During his employment term, the Employee will not be entitled to redeem vacation days instead of utilizing them.

15.	Sick leave

The Employee is entitled to remuneration for sick leave as defined in the law against providing an appropriate medical clearance in conformity with the Sick Pay Law, 1976. It is agreed that accrued sick days cannot be redeemed and will not be redeemed at the end of the Agreement term or on any other date.

I, Omri Batzir, I.D. No. 036147718, the undersigned, hereby approve the receipt of this notice regarding the employment terms.

12/12/2012	/s/ Omri Batzir
Date	Signature

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Appendix B

Agreement for Maintaining Confidentiality and Assignment of Rights in connection with Service Inventions

This Agreement was signed on December 12, 2012, between InterCure Ltd. (hereinafter: "the Company") and myself. This Agreement was prepared in return for special remuneration included in my Salary as specified in Appendix A to the labor contract signed between me and the Company and based on the Company's consent to allow me access to proprietary information (as defined below) for the period of my employment by the Company. This Agreement amends and ratifies any agreement for maintaining confidentiality signed in the past between me and the Company. It is hereby represented and warranted between me and the Company as follows:

1.	The objectives of the Agreement - I am aware that the Company is engaged in ongoing research, development, manufacturing and marketing and that it is vital for the Company to safe keep and protect its proprietary information (as defined below), its rights to inventions, and any intellectual property rights underlying the proprietary information. Therefore, I am entering into this Agreement in order to allow the Company to protect its proprietary information, whether it is expected of me to create inventions of value to the Company or not.

2.	Discovery of inventions - I hereby undertake to immediately disclose to the Company, while maintaining confidentiality, all the inventions that pertain to the development of a technology and to the Company's area of activity in whatever manner. In this context, the term "inventions" consists of inventions, improvements, charts, original literary work, formulas, processes, manufacturing of materials, computer programs, databases, ideas, information, upgrading, technological processes, documentation and trade secrets that I will perform or devise or first implement or manufacture, alone or with others, during the period of my employment, whether in the course of my work or not, and whether these inventions can be protected by a patent or copyright or as a trade secret.

3.	Service invention; invention assignment - any invention that will be created and/or accumulated and/or developed by me or thorough me in the course of my work or as a result of my employment in the Company (including any invention developed using the Company's facilities and/or equipment) and any invention that will be developed by me after the termination of my employment in the Company through the use of the Company's technology and/or knowhow and/or confidential information, whether these inventions can be protected by a patent or copyright or as a trade secret or not, will remain exclusively owned by the Company and I will have no ownership or other right therein.

I hereby undertake to notify my superiors of any idea and/or information and/or technology and/or invention that I held or will hold in a timely manner.

4.	Apart from any inventions that I will develop completely in my free time as detailed in section 6 below, I hereby represent and warrant that all work products that may be protected by copyright as prepared by me in the course of my employment constitute service products (in the context of a service contract) and have been performed in the context of a contract with the Company in favor of the Company so that the Company will be viewed as the owner of the copyright and property underlying these products. I agree that all the inventions that: (a) have been developed using the equipment, supplies, facilities, information or trade secrets of the Company and/or its customers, or (b) are the product of the work I have performed for the Company and/or its customers, or (c) pertain to the Company's business, research or development (hereinafter collectively: "the Company's Inventions") will be exclusively owned by the Company and I hereby irrevocably assign them to the Company from the moment of their creation.

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5.	Assignment of other rights - in addition to the assignment of the Company's Inventions as discussed above, I hereby irrevocably transfer and assign to the Company: (a) all the international patents, patent applications, copyright, trade secrets and other intellectual property rights relating to any invention; and (b) any "moral rights" (as defined below) which I will have in or in connection with the Inventions. I hereby also permanently waive and agree not to claim any moral rights whatsoever which I might have in or in connection with any Invention even after the termination of the employment in the Company.

"Moral rights" are defined by the law as all, but not only, rights to claim copyright on an invention, to object to or prevent a change in an invention or to discontinue the distribution or control the publication or distribution of an invention and any similar right in the context of any applicable law in any country around the world or in the context of any convention, whether such right is defined or is addressed in general as a "moral right" or not.

6.	Inventions developed completely in the Employee's free time - I have been informed and am aware that the provisions of sections 3 and 4 above regarding the Company's rights to my work products in general do not apply to any invention created by me entirely in my free time and which does not involve the Company's business, other than if such an invention is made by the Company as described in section 3 above. I also understand and agree that the Company will consider written applications for excluding specific inventions from the scope of sections 3 and 4 above. Any such application will be considered by the Company at its exclusive discretion and the Company may grant it only in writing.

7.	Assistance - I hereby agree to grant the Company reasonable assistance in any appropriate manner in order to obtain for the Company and enforce patents, copyright, rights to trade secrets and other forms of legal protection for the Company's Inventions, in all countries, provided that I am not required to travel to other countries in order to do so. I will sign all documents and take any actions as reasonably requested by the Company in order to obtain or enforce patents, copyright, rights to trade secrets and other forms of legal protection as above. My undertakings in the context of this section will remain in effect even after the termination of my employment in the Company provided that the Company will compensate me at a reasonable rate for the time or expenses actually invested in such assistance at the Company's request after the termination of my employment in the Company. I hereby appoint the Company's authorized signatories as my proxies in signing the documents and acting on my behalf for the complete transfer of the rights conferred by me to the Company according to this Agreement.

8.	Proprietary information - I understand that my employment by the Company creates a relationship of trust and loyalty with respect to any information that the Company, its customers or subcontractors disclose in relation to the business affairs of the Company and/or a parent company, a subsidiary, a related company, a customer or a supplier of the Company or of any party for which the Company agrees to hold information in trust (hereinafter: "Proprietary Information"). This Proprietary Information includes but is not limited to inventions, marketing plans, product plans, business strategies, financial information, forecasts, information on personnel and customer lists, any idea and/or information and/or invention and/or improvement and/or chart and/or original literary work and/or formula and/or process and/or software and/or database and/or trade secret and/or confidential information and/or technology that will be created and/or accumulated and/or developed by me in the course of my work or as a result of my employment in the Company, including, among others, the Company's Inventions as described in section 3 above, whether these inventions can be protected by a patent or copyright or as a trade secret, will remain exclusively owned by the Company and I will have no ownership or other right therein. I hereby waive any right regarding intellectual property and/or invention developed by me for the Company including, but without derogating from the general nature of the aforesaid, receiving royalties, commissions, rights of any kind and type or other consideration, in money or money equivalent, for the intellectual property and/or invention and for its commercialization, sale, licensing or generation of profits therefrom.

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I hereby undertake to notify my superiors of any idea and/or information and/or technology and/or invention that I hold in a timely manner.

I hereby agree to grant the Company reasonable assistance in any appropriate manner in order to obtain and allow the Company to enforce patents, confidential information, copyright, rights to trade secrets and other forms of legal protection for the Company's Inventions. I will sign all documents and take any actions as reasonably requested by the Company in order to obtain or enforce patents, copyright, trade secrets and other forms of legal protection as above. My undertakings in the context of this section will remain in effect even after the termination of my employment in the Company provided that the Company will compensate me at a reasonable rate for the time and/or expenses actually invested in such assistance at the Company's request after the termination of my employment in the Company. I hereby appoint the Company's authorized signatories as my proxies in signing the documents and acting on my behalf for the complete transfer of the rights conferred by me to the Company according to this Agreement.

9.	Confidentiality - I am aware that in the course of my employment in the Company I may become aware of or privy to documents, computer files or confidential information of the Company, whether in writing, in electronic format or verbally, regarding the Company's affairs, shareholders, assets, customers, partners, products and businesses, including, but without derogating from the general nature of the aforesaid, methods, processes, technologies, algorithms, research and development, computer programs, technical, commercial and/or professional knowhow, business and/or commercial programs, development plans, prices, terms of engagements with third parties, suppliers, distributors, resellers, calculations and terms of agreements entered into by the Company, all whether the secrets and/or unique knowledge and/or information have reached me directly or indirectly, in the course of and/or during and/or as a result of my work (hereinafter: "the Confidential Information").

At any time, whether during the period of my employment or thereafter, I will hold and safe keep all Confidential Information and Proprietary Information in utmost confidence and faithfulness and will not use or disclose any such Confidential and/or Proprietary Information without the Company's advance and written consent, except as required for the performance of my duties as the Company's employee and in favor of the Company. Immediately upon termination of my employment by the Company, I will deliver to the Company all the documents and materials of any kind, including but not limited to magnetically or electronically stored materials pertaining to my work in the Company and will not take with me any documents or materials or copies thereof that contain Confidential and/or Proprietary Information. The undertakings to maintain confidentiality in this section will not apply to information which I can prove was common knowledge upon receipt or which became common knowledge thereafter, not by violation of the conditions of this section or violation of my undertaking to maintain confidentiality.

Without derogating from the general nature of the aforesaid in this section, I hereby approve that the Confidential and Proprietary Information is exclusively owned by the Company and I have and will have no rights and/or claims of any kind and type regarding the Confidential and Proprietary Information or arising therefrom.

I hereby undertake to maintain the Confidential and Proprietary Information in complete confidence for the duration of my employment in the Company and thereafter and not to transfer or disclose it to any third party or use it, directly or indirectly.

I undertake to take any precautionary means required for preventing the Confidential and Proprietary Information from being lost and/or from reaching others. In any event of such loss and/or procurement by a third party, I will notify the Company's management immediately.

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10.	Non-violation of previous agreement - I hereby represent that the execution of the terms of this Agreement and my duties as Employee of the Company does not represent a violation of any assignment of invention, proprietary information, confidentiality, restricted business practices or any similar agreement that I used to have with a previous employer or any other party. I hereby represent that I will not bring with me to the Company or use in the performance of my Position in the Company any documents or materials that are owned by a previous employer and are not public knowledge or have not been legally transferred to the Company.

11.	Non-competition - I hereby agree that for the protection of the Company's Confidential and Proprietary Information throughout the period of my employment, I will not be involved (as agent, employee, broker, advisor or other) in any occupation or business that is (directly or indirectly) similar in nature to or competing with the Company's business affairs or future business plans that I am aware of without the Company's express written consent. Notwithstanding the aforesaid, I am entitled to hold securities (including share capital, shares and debentures) issued by a company that manages an existing or future similar or competing enterprise provided that these securities are listed for trade or traded on the Stock Exchange and represent not more than 5% of the par value of such listed or traded securities. I hereby undertake that during the period of my employment in the Company and for a period of one (1) year from the date of termination of my employment I will not engage or participate in any manner or form, whether with or without consideration, including, among others, as self-employed, a hired employee, partner, advisor or service provider in any work or business activity or for any employer or customer, whether incorporated or not, whose areas of activity compete, in whole or in part, with the Company's areas of activity or part thereof, including engagements with the Company's customers or suppliers.

12.	Notice - my signature below authorizes the Company to make my present or future employers aware of the terms of this Agreement and my duties thereunder.

13.	Non-solicitation - during the period of my employment in the Company and for two (2) years after the termination of my employment in the Company I will not solicit, directly or indirectly, or hire any employees or advisors of the Company to work for me or for any other party.

14.	Court orders - I understand that any event of violation or suspected violation of this Agreement by me may cause the Company irreparable damage and therefore the Company will be entitled to a remedy in the form of an injunction enforcing this Agreement without derogating from its right to any other legal remedy pursuant to applicable law.

15.	Governing laws; validity of provisions - this Agreement and its interpretation will be governed by Israeli laws but not by their choice of law rules. In the event that a court of law, arbitrator or any tribunal decide that any provision in this Agreement is illegal or non-enforceable, this provision will not be repealed but rather enforced to the extent permitted by applicable law and the other provisions of this Agreement shall remain intact.

16.	Non-hiring obligation - I am aware that this Appendix does not constitute an employment contract and that the Company is not obligated to hire me for a predetermined period and that the terms of my employment are settled in a separate agreement. In the event of contradiction between the terms of this Appendix and the terms of any other agreement signed between me and the Company, the terms of this Appendix (relating to the assignment of inventions and confidentiality in general) will prevail and supersede any contradicting term.

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17.	Validity - my undertakings in the context of this Agreement will remain in effect even after the termination of my employment for whatever reason and will be binding to my successor, the executor of my will and estate administrator. It is agreed that said undertakings will apply to the Company and to any related individual and/or entity, including, among others, shareholders, subsidiaries, related companies etc. Against my undertakings as above, I hereby represent that I have received a special consideration that is included in my salary as per Appendix A to my employment agreement and that reflects the limitations that I have assumed upon myself as specified above. I represent and warrant that the limitations detailed above are designed to protect the Company's legitimate interests and are not unreasonably restricting me from earning a living given the scope of the limitations assumed by me, my education, skills and competences and do not unreasonably harm my freedom of occupation.

18.	It is hereby agreed that my undertakings by virtue of this Agreement will apply toward the Company and to any of its related individuals and/or entities.

The Company		The Employee

Signature:	/s/ Ronen Twito	Signature:	/s/ Omri Batzir

Name:	Ronen Twito	Name:	Omri Batzir

Position:	CEO	I.D. No.:	036147718

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Appendix C

Following is a combined format of the general approval of June 9, 1998 as published in the official records No. 4659 on June 30, 1998, as amended on August 23, 1998 and issued in the official records No. 4803 on September 19, 1999, as amended and issued in the official records No. 4970 on March 12, 2001:

In my authority pursuant to Article 14 to the Severance Pay Law, 1963 (hereinafter: "the Law"), I hereby approve that starting from the date of publication of this approval, payments made by an employer for an employee's comprehensive pension fund in a provident fund other than an insurance fund as defined in the income tax regulations (rules for approval and management of provident funds), 1964 (hereinafter: "pension fund") or in an executive insurance policy that includes potential annuities or a combination of payments to a non-annuity program in said insurance fund (hereinafter: "insurance fund"), including combined payments to a pension fund and an insurance fund, whether the insurance fund consists of an annuity program or not (hereinafter: "the employer's contributions") will supersede the severance pay owed to such employee in respect of the salary from which the payments were made for the relevant period (hereinafter: "the exempt salary"), provided that all of the following conditions are met:

1.	The employer's payments:

a)	To a pension fund - at least 14.33% of the exempt salary or 12% of the exempt salary if the employer also supplements the employee's severance pay in a severance provident fund or insurance fund in the employee's name at a rate of 2.33% of the exempt salary. If the employer does not supplement the 12% by the additional 2.33% as above, the employer's contributions will replace 72% of the employee's severance pay only;

b)	To an insurance fund - at least one of the following:

(1)	13.33% of the exempt salary if the employer also pays monthly income support for the employee in the event of occupational disability under a program approved by the Commissioner of the Capital Market Insurance and Savings Division at the Ministry of Finance at the rate required for securing at least 75% of the exempt salary or at a rate of 2.5% of the exempt salary, whichever is lower (hereinafter: "occupational disability insurance payments").

(2)	11% of the exempt salary if the employer also pays occupational disability insurance payments in which case the employer's contributions will replace 72% of the employee's severance pay only. If the employer also supplements the severance pay in a severance provident fund or an insurance fund in the employee's name at a rate of 2.33% of the exempt salary, the employer's contributions will replace 100% of the employee's severance pay.

2.	A written agreement is signed between the employer and the employee no later than three months from the date on which the employer's contributions commence according to which:

a)	The employee consents to the arrangement prescribed in this approval in the format that specifies the employer's contributions and the pension fund and insurance fund, as applicable; the format of this approval will also be included in said agreement;

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b)	The employer waives in advance any right that it might have for reimbursement of funds out of the employer's contributions, unless the employee's right to severance pay is denied pursuant to Articles 16 or 17 to the Law or the employee has withdrawn funds from the pension fund or insurance fund in a non-qualifying event. In this context, a "qualifying event" refers to death, disability or retirement at 60 or older.

3.	This approval does not derogate from the employee's right to severance pay pursuant to the Law, a collective agreement, an extension order or labor contract in respect of salary in excess of the exempt salary.

Eliyahu Yishay
Minister of Labor and Social Welfare

Date:	12/12/2012	Employer's signature:	/s/ Ronen Twito	Employee's signature:	/s/ Omri Batzir

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